Credit Agreement

Intending to be legally bound by this Credit Agreement (the “Agreement”), dated July 25, 2008 (the “Effective Date”), BANK OF HAWAII, a Hawaii corporation, whose mailing address is P.O. Box 2900, Honolulu, Hawaii 96846 (the “Bank”) and HOKU SCIENTIFIC, INC., a Delaware corporation, whose address is 1075 Opakapaka Street, Kapolei, Hawaii 96707 (the “Borrower”) agree as follows:

I. LOAN

1.01  In General. Subject to the terms of this Agreement and the other Loan Documents, the Bank hereby establishes a term loan in favor of the Borrower (the “Loan”). Under the Loan, the Bank will make two (2) disbursements to the Borrower, subject to the terms and conditions as described in Section 1.05 of this Agreement, with a maturity date of six (6) months after the Closing Date (the “Maturity Date”).

1.02 Maximum Principal Amount of Loan. The principal amount of the Loan shall not exceed THREE MILLION FOUR HUNDRED EIGHTY THOUSAND AND NO/100 DOLLARS ($3,480,000.00) (the “Commitment”).

1.03 Purpose. The proceeds of the Loan shall be used by the Borrower to fund ongoing costs associated with the Borrower’s solar module and polysilicon business, including the purchase of new equipment, required research and development costs, and other capital expenditures.

1.04 Security. The Loan shall be secured by an ALTA-insured first mortgage titled Real Property Mortgage; Security Agreement; Assignment of Rents; Fixture Filing; and Financing Statement of even date herewith made by Borrower, as mortgagor, in favor of the Bank, as Mortgagee (the “Mortgage”) for that certain property located at 1075 Opakapaka Street, Kapolei, Hawaii, covered by Tax Map Key No. (1) 9-1-075: 009 (the “Property”), more particularly described in Exhibit “A”, attached hereto and made a part hereof.

1.05 Disbursements. Subject to the terms and conditions of the Agreement, the Bank agrees to make the following disbursements to the Borrower:

a. Initial Disbursement. On the Closing Date, the Bank shall make an initial disbursement of TWO MILLION ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($2,100,000.00) (the “Initial Disbursement”) to the Borrower. Of the Initial Disbursement, the Bank will advance to the Borrower but not disburse ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00), which will be retained by the Bank to fund the interest costs covering the Commitment (the “Interest Reserve”). Notwithstanding the foregoing, the Bank shall only be obligated to make the Initial Disbursement after the Bank has received a threshold valuation of the Property confirming that the land portion of the Property is valued at no less than $3,800,000.00 (the “Threshold Valuation”).

b. Final Disbursement. Within thirty (30) days after the Closing Date, but after the completion and satisfactory review of a summary appraisal of the Property ordered by the Bank and prepared by a certified general appraiser (the “Summary Appraisal”), the Bank shall make a second and final disbursement to the Borrower not to exceed the amount of ONE MILLION THREE HUNDRED EIGHTY THOUSAND AND NO/100 DOLLARS ($1,380,000.00) (the “Final Disbursement”) for the remaining portion of the Commitment. Of the Final Disbursement, the Bank will determine the amount the Bank will retain to fund the Interest Reserve. If at any time the Bank determines that the Interest Reserve is insufficient, the Borrower shall be required to replenish it within thirty (30) days after receiving notice from the Bank.

1.06 Maximum Loan to Value Ratio. The Borrower must maintain a sixty percent (60%) Maximum Loan to Value Ratio (the “Maximum LTV Ratio”) at all times during the Loan term. The Maximum LTV Ratio shall be based on the total amount of the Commitment compared to the fair market value of the Property based on the Summary Appraisal. Thereafter, the fair market value of the Property shall be adjusted upon completion of any required updated appraisal. If at any time the actual loan to value ratio exceeds the Maximum LTV Ratio, the Borrower shall elect to do either of the following to restore compliance with the Maximum LTV Ratio: 1) Pledge additional assets acceptable to the Bank, or 2) Reduce the outstanding amount under the Loan.

1.07 Interest; Repayment of Loans. Notwithstanding any other provision of this Agreement, the entire Commitment shall at all times during the term of the Loan be either a Base Rate Loan or a LIBOR Loan (as both Loans are hereafter defined). On or before the Closing Date and prior to the Final Disbursement, as applicable, the Borrower shall execute and deliver to the Bank a “Notice of Borrowing” in the form attached hereto as Exhibit “B” and made a part hereof. The Notice of Borrowing must be received by the Bank no later than 10:00 a.m. (Hawaii Standard Time) on the date one full Business Day (as defined in Section 1.11c., below) prior to the proposed disbursement date in the case of a Base Rate Loan or two full Business Days prior to the proposed disbursement date in the case of a LIBOR Loan.

a. Base Rate. The Borrower agrees to pay interest, which will be made from the Interest Reserve, in respect of the unpaid principal amount of each Base Rate Loan for each day during the period commencing on the date the proceeds thereof are made available to the Borrower until the Maturity Date at a floating rate per annum which shall be equal to the sum of the Base Rate in effect from time to time.

“Base Rate” means the primary index rate established from time to time by the Bank of Hawaii in the ordinary course of its business and with due consideration of the money market, and published by intrabank memoranda for the guidance of its loan officers in pricing all of its loans which float with the Base Rate.

Any floating rate of interest will increase or decrease during the term of this Agreement if there is an increase or decrease in the rate to which the floating rate is tied. If the rate to which the floating rate is tied is no longer available, the Bank will choose a new rate that is based on comparable information.

b. LIBOR. The Borrower agrees to pay interest, which will be made from the Interest Reserve, in respect of the unpaid principal amount of each LIBOR Loan during the period commencing on the date the proceeds thereof are made available to the Borrower for each day during each LIBOR Interest Period applicable thereto at a rate per annum which shall be equal to the sum of LIBOR for such LIBOR Interest Period; plus one and one-half percent (1.50%). If Borrower shall: (a) pay or convert any LIBOR Loan on any day other than the last day of the applicable Interest Period, whether by acceleration or otherwise; or (b) fail to borrow any LIBOR Loan or convert any loan into a LIBOR Loan or rollover in accordance with a Notice of Borrowing delivered to the Bank (whether as a result of the failure to satisfy any applicable conditions or otherwise), Borrower shall reimburse the Bank and hold the Bank harmless for all costs, net losses or administrative overhead incurred as a result of such repayment, prepayment or failure. The Bank may use any reasonable method in calculating its loss under this Section 1.07 (b), which calculation shall be binding and conclusive on Borrower absent manifest error. Borrower shall be obligated to manage the loans so that there are sufficient funds on hand to make each principal installment payment when required without prepaying a LIBOR Loan.

1. If the Bank shall reasonably determine (which determination shall be final and conclusive and binding upon all parties) that:

a. on any date for determining the LIBOR for any LIBOR Interest Period, by reason of any change after the date hereof affecting the interbank Eurodollar market or affecting the position of the Bank in such market, adequate and fair means do not exist for ascertaining the applicable interest rate by reference to LIBOR, including, without limitation, if quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relative maturities for purposes of determining the interest rate with respect to a LIBOR Loan; or

b. at any time, by reason of: (A) the adoption of any new law, rule, regulation, order, guideline, directive or request (whether or not having the force of law) or any change after the date hereof in any applicable law or governmental rule, regulation or order or any interpretation thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or otherwise (provided that, in the case of an interpretation not by a governmental authority, central bank or comparable agency, such interpretation shall be made in good faith and shall have a reasonable basis); or (B) in the case of LIBOR Loans, other circumstances affecting the Bank or the interbank Eurodollar market or the position of the Bank in such market, LIBOR shall not represent the effective pricing to the Bank for funding or maintaining the affected LIBOR Loan or the cost of the Bank of maintaining its Commitment under this Agreement is increased; or

c. at any time that the adoption of any applicable law, rule, regulation, guideline, directive, or request (whether or not having force of law) regarding capital requirements for banks or bank holding companies or any change therein or in the interpretations or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any of the foregoing imposes or increases a requirement by the Bank to allocate capital resources to the LIBOR Loan which has or will have the effect of reducing the rate of return on the Bank’s capital or that of the corporation controlling the Bank to a level below that which the Bank or such other corporation could have achieved (taking into consideration the Bank’s then existing policies with respect to capital adequacy and assuming full utilization of the Bank’s capital) but for such adoption, change or compliance by any amount deemed by the Bank to be material; or

d. at any time, by reason of the requirements of Regulation D or other statutory or regulatory reserve requirements, LIBOR shall not represent the effective pricing to the Bank for funding or maintaining the affected LIBOR Loan; or

e. at any time that the making or continuance of any LIBOR Loan has become unlawful by reason of compliance by the Bank in good faith with any law or governmental rule, regulation, guideline, requests, directive or order (whether or not having the force of law), or would cause severe hardship to the Bank as a result of a contingency occurring after the date hereof which materially and adversely affects the interbank Eurodollar market; then, and in any such event, the Bank shall on such date of determination give notice (by telephone confirmed in writing) to the Borrower of such determination.

2. At any time that any of its LIBOR Loans are affected by the circumstances described in Section (1) above, the Bank may:

i. if the affected LIBOR Loan is then being made, cancel said LIBOR Loan on the same date that the Borrower was notified by the Bank pursuant to Section (1), or

ii. if the affected LIBOR Loan is then outstanding, convert such LIBOR Loan into a Base Rate Loan.

In no event shall the Borrower be obligated to pay any amount under this Agreement that exceeds the maximum amount allowable by law. If any sum is collected in excess of the applicable maximum amount allowable by law, the excess collected shall, at the Bank’s discretion, be applied to reduce the principal balance of the Loans or returned to the Borrower.

1.08 Interest Computation/Maximum Interest Rate. Interest on each LIBOR Loan shall be computed (but not compounded) on the basis of the actual number of days elapsed and a 360-day year. Interest on each Base Rate Loan shall be computed (but not compounded) on the basis of the actual number of days elapsed and a year of 365 days or 366 days, as the actual case may be. In computing interest on each Loan, the date of the making of such Loan shall be included and the date of payment shall be excluded; provided, however, that if a Loan is repaid on the same day on which it is made, such day shall nevertheless be included in computing interest thereon.

In no event shall the Borrower be obligated to pay any amount under this Agreement that exceeds the maximum amount allowable by law. If any sum is collected in excess of the applicable maximum amount allowable by law, the excess collected shall, at the Bank’s discretion, be applied to reduce the principal balance of the Loans or returned to the Borrower.

1.09 Interest Periods. In the case of each LIBOR Loan, upon written or telephonic notice (confirmed in writing) to the Bank three (3) Business Days prior to the commencement date of each LIBOR Interest Period therefor, the Borrower shall have the option to specify whether such LIBOR Interest Period shall be a period of 1, 2 or 3 months; provided that, in no event shall a LIBOR Interest Period in respect of any LIBOR Loan extend beyond the Maturity Date. If the Bank shall not have received timely notice of a designation of a LIBOR Interest Period, the Borrower shall be deemed to have elected to convert such LIBOR Loan to which such LIBOR Interest Period would have been applicable into a Base Rate Loan effective on the last day of the preceding LIBOR Interest Period applicable thereto. The Interest Period applicable to each Base Rate Loan shall commence on the date it is made and terminate on the earliest of: (A) the maturity date for such loan (whether by acceleration or otherwise); or (B) the date it is paid in full. The determination of Interest Periods shall be subject to the following provisions:

A. the initial LIBOR Interest Period for each LIBOR Loan shall commence on the date such LIBOR Loan is made and each LIBOR Interest Period occurring thereafter in respect of such LIBOR Loan shall commence on the day on which the immediately preceding Interest Period therefor expires;

B. if any LIBOR Interest Period would otherwise expire on a day which is not a Business Day, such LIBOR Interest Period shall expire on the next succeeding Business Day; provided, however, that if such next succeeding Business Day is a day of the next calendar month, such LIBOR Interest Period shall expire on the next preceding Business Day; and

C. no LIBOR Interest Period in respect of any Loan shall extend beyond the Maturity Date.

1.10 Determination of Rate of Borrowing. As soon as practicable, but in no event less than two (2) Business Days prior to the commencement of each LIBOR Interest Period with respect to each LIBOR Loan, the Bank shall determine (which determination shall absent manifest effort be final, conclusive and binding upon all parties) the rate of interest per annum which shall be applicable to such LIBOR Loan for the next succeeding Interest Period applicable thereto. Promptly thereafter, the Bank shall give notice thereof (in writing or by telephone, confirmed in writing) to the Borrower. If there is no applicable rate for such LIBOR Loan: (A) the Bank shall promptly give notice thereof (in writing or by telephone, confirmed in writing) to the Borrower; (B) such Loan shall be converted to a Base Rate Loan within two (2) Business Days after receipt by Borrower of the notice described in subsection (A) above; and (C) the Base Rate applicable to such Loan, as the case may be, shall be the rate per annum determined pursuant to the provisions of Section 1.06(a), which rate of interest the Bank shall include in the notice described in subsection (A) above.

1.11 Repayment of Loans.

a. Payment Schedule for Loans. Accrued interest shall be payable in arrears on each of the following dates (each called an “Interest Payment Date”): (A) in respect of each Base Rate Loan, on the first Business Day of each calendar month, commencing on the first Business Day of the month immediately following the month during which the initial Borrowing is made or during which the Loan was converted to a Base Rate Loan, as applicable; (B) in respect of each LIBOR Loan, on the last day of each LIBOR Interest Period applicable thereto; and (C) in respect of each Loan, on the date of any prepayment thereof and at maturity (whether by acceleration or otherwise); and (D) after maturity of any Loan, on demand.

b. Amount of Payments; Maturity. In accordance with payment schedule described in Section 1.11 (a), the Borrower agrees to make periodic payments to the Bank equal to: all accrued interest on the outstanding principal balance of each Loan.

The Borrower agrees to pay in full on or before the Maturity Date all principal, accrued interest and fees then outstanding with respect to the Loan, not required to have been previously paid.

c. Currency, Place and Dates of Payments. Payments shall be denominated in United States money and shall be deemed “made” when received at the Bank’s address stated below, or at such other place as the Bank shall have designated by written notice to the Borrower. Any payment due on a day that is not a Business Day shall be made on the next succeeding Business Day and the extension of time shall be included in the computation of interest.

“Business Day” means any day on which the Bank is open to the public for carrying on substantially all of its banking functions.

d. Evidence of Making and Repayment of Loans. The Bank’s records evidencing the date of disbursement and principal amount of each Loan and the amounts of all repayments of principal and payments of interest on each Loan shall constitute prima facie evidence of the making and repayment of such Loans and of the payment of such interest. However, the Bank’s making of erroneous notations in its records shall not affect the Borrower’s obligation to repay the outstanding balance of principal under the Loan and accrued interest thereon, as provided in this Agreement.

e. Late Charges. If any payment under this Agreement is not made when due, the Borrower will pay to the Bank a late charge in respect of that payment, in the amount of five percent (5.00%) of the overdue payment.

f. Application of Payments. Payments under this Agreement may be applied by the Bank to the indebtedness evidenced by this Agreement in any manner the Bank deems appropriate. The priority of application elected by the Bank on any one occasion shall not determine any such election in the future.

g. Prepayment. The Loan may be prepaid in whole or in part; subject, however, to the payment by Borrower of prepayment fees described as follows:

No prepayment fee for Base Rate Loans. Prepayments of principal for Libor Loans permitted, but are subject to a breakage fee as hereafter provided.

The Bank reserves the right to determine the order of priority between the Loans to which such prepayments shall be applied. Partial prepayments shall be applied against required payments of the most remote maturity, and will not extend the dates or change the amounts of subsequent installment payments.

1.12 Evidence of Indebtedness; Loan Documents. The Loan is to be evidenced and/or secured by this Agreement, the Mortgage, and the Note attached hereto as Exhibit “C” (the “Note”), together with all renewals, extensions and modifications thereto (collectively, the “Loan Documents”).

1.13 Borrower’s Obligations. The Borrower’s obligations to pay, observe and perform all indebtedness, liabilities, covenants and other obligations on the part of the Borrower to be paid, observed and performed under this Agreement, the Note and the remainder of the Loan Documents are herein collectively called the “Obligations”.

1.14 Compensation. The Borrower shall compensate the Bank, upon Bank’s written request given promptly after learning of the same, for all losses, expenses and liabilities (including, without limitation, breakage fees as described in Section 1.11 above, and any interest paid by the Bank to lenders of funds borrowed by it to make or carry its LIBOR Loans and any loss sustained by the Bank in connection with the re-employment of such funds) which the Bank sustains: (a) if for any reason (other than a failure of the Bank to perform its obligations hereunder) a Borrowing or a conversion or a continuation does not occur on a date specified therefor in a Notice of Borrowing (whether or not withdrawn or canceled or otherwise); (b) if any prepayment or conversion of any of its LIBOR Loans occurs on a date which is not the last day of the LIBOR Interest Period applicable thereto; (c) if any prepayment of any of its LIBOR Loans is not made on the date specified therefor in a notice of prepayment; or (d) without duplication of any amounts paid pursuant to this Article I hereof, as a consequence of any other default by the Borrower to repay LIBOR Loans when required by the terms of this Agreement. A certificate as to any amounts payable to the Bank under this Section 1.14 submitted to the Borrower by the Bank shall show the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon the Borrower.

II. CONDITIONS OF LENDING

2.01 Loan. The obligation of the Bank to make the Loan under this Agreement is subject to the satisfaction of all of the following conditions on or before the date on which the Bank shall grant such Loan (the “Closing Date”):

a. Documents Required for Closing. The Bank shall have received, in each case in form and substance satisfactory to the Bank, such fully executed originals or certified copies as the Bank may have requested of each of the following, in each case as amended through the Closing Date:

i.	Loan Documents. All of the Loan Documents.

ii.	Consents. Evidence that all parties to the Loan Documents (except the Bank) have obtained all necessary and appropriate authority, approvals and consents to execute and deliver the Loan Documents.

iii.
Organizational Documents/Good Standing Certificate. If any party to the Loan Documents (except the Bank) is a corporation, partnership, trust, association or other recognized legal entity other than a natural person (a “Legal Entity”), all instruments pursuant to which such Legal Entity was organized and by which its internal affairs are governed and, if requested by the Bank, a Certificate of Good Standing, or other evidence of such Legal Entity’s good standing and authority to conduct its business in the jurisdiction(s) in which it conducts its business.

iv.	Evidence of Priority. Evidence acceptable to the Bank that the Property has no liens on and/or security interests except as approved by the Bank in writing.

v.
Tax Clearance Certificate. If requested by Bank, a tax clearance certificate for the Borrower, issued by the Department of Taxation of the State of Hawaii, evidencing that all taxes due from the Borrower to the State of Hawaii have been paid.

vi.	Hazardous Materials Agreement. The Borrower shall provide the Bank a Hazardous Materials Agreement stating that the Property is free of contamination and any hazardous substances.

vii.	Lender’s Title Policy. Bank shall receive an Lender’s ALTA title insurance policy and any endorsements the Bank may require in form and substance acceptable to Bank.

viii.	Threshold Valuation. Bank shall have received a threshold valuation of the Property confirming that the land portion of the Property is valued at no less than $3,800,000.00.

ix.	Evidence of Insurance. Bank shall have received evidence of the insurance to be maintained by Borrower as described in Section 4.10.

x.	Other Documents. Such other documents as may be reasonably requested by the Bank.

b. Certain Other Events. On the Closing Date:

i.	The Borrower shall have paid to the Bank all fees and other charges to have been paid in accordance with the terms hereof and the other Loan Documents.

ii.	The representations and warranties contained in Article III of this Agreement shall be true.

iii.	No event shall have occurred and be continuing that: (A) constitutes an Event of Default; or (B) with the giving of notice or passage of time, or both, would constitute such an Event of Default.

iv.	No material adverse change shall have occurred in the financial condition of the Borrower since the date of the most recent of the Borrower’s financial statements submitted to the Bank.

v.	No material adverse change shall have occurred in the physical condition of the Borrower’s assets since the date of this Agreement.

vi.	All legal matters incidental to the Closing shall be satisfactory to legal counsel for the Bank.

2.02 Conversion of Loans. The obligation of the Bank to convert any LIBOR Loan or Base Rate Loan to a Base Rate Loan or LIBOR Loan is subject to: (i) the prior satisfaction of all conditions stated above in Section 2.01a; (ii) the satisfaction as of the date of such subsequent Loan of the conditions stated above in Section 2.01b. of this Agreement; and (iii) the delivery to the Bank of such additional Loan Documents as may have been reasonably requested by the Bank in respect to such Loan conversion.

III. REPRESENTATIONS AND WARRANTIES

To induce the Bank to make the Commitment available to the Borrower, the Borrower makes the following representations and warranties to Bank, all of which representations and warranties shall survive the execution of this Agreement and continue so long as the Borrower is indebted to Bank under the Loan Documents and until payment in full of the Loan.

3.01 Organization. Borrower is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the lawful power to own its properties and to engage in the business it conducts.

3.02 Assumed Business Names. Borrower has filed or recorded all documents or filings required by law related to all assumed business names used by Borrower.

3.03 No Breach. The execution and performance of the applicable Loan Documents will not immediately, or with the passage of time or the giving of notice, or both: (a) Violate any law or result in a default under any contract, agreement, or instrument to which Borrower is a party or by which Borrower or its property is bound; or (b) result in the creation or imposition of any security interest in, or lien or encumbrance on, any of the assets of Borrower, except in favor of the Bank.

3.04 Authorization. Borrower has the power and authority to incur and perform the Obligations under the Loan Documents, and, Borrower has taken all corporate action necessary to authorize the execution and delivery of the applicable Loan Documents and its incurring of such Obligations.

3.05 Validity. This Agreement is, and the remainder of the Loan Documents when delivered will be, legal, valid, binding, and enforceable in accordance with their respective terms.

3.06 Financial Statements. All financial statements heretofore given by Borrower to Bank, including any schedules and notes pertaining thereto, were prepared in accordance with generally accepted accounting principles consistently applied, and fully and fairly present the financial condition of Borrower at the dates thereof and the results of operations for the periods covered thereby, and as of the date of this Agreement there have been no material adverse changes in the financial condition or business of Borrower from the date of the most recent financial statements given to Bank.

3.07 Taxes. Except as otherwise permitted by this Agreement, Borrower has filed all tax returns it was required by law to have filed and has paid or caused to be paid all taxes, assessments and other governmental charges that were due and payable and has made adequate provision for the payment of such taxes, assessments or other charges accruing but not yet payable, and Borrower has no knowledge of any deficiency or additional assessment in a materially important amount in connection with any taxes, assessments or charges not provided for on its books.

3.08 Compliance With Law. Except to the extent that the failure to comply would not materially interfere with the conduct of the business of Borrower, Borrower has complied with all applicable laws in respect of: (1) restrictions, specifications, or other requirements pertaining to products that Borrower sells or to the services it performs; (2) the conduct of its business; and (3) the use, maintenance, and operation of its properties.

3.09 Statements and Omissions. No representation or warranty by Borrower contained in this Agreement or in any certificate or other document furnished by Borrower pursuant to this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.

IV. AFFIRMATIVE COVENANTS

For so long as the Commitment or any of the Obligations remains outstanding, the Borrower will, unless otherwise permitted by the Bank in writing:

4.01 Payments. Punctually pay when due all sums which may be due under the Loan Documents.

4.02 Accounting Records. Maintain accurate and proper accounting records and books in accordance with generally accepted accounting principles consistently applied, and provide Bank with access to such books and accounting records at Bank’s request during normal business hours.

4.03 Financial Reporting. Furnish Bank with financial reports, certified as true and correct by Borrower, in reasonable detail and form approved by Bank.

a. Financial Statements and Related 8-K Reports. As soon as available, notify the Bank that all financial statements and related 8-K reports for Borrower filed with the Securities Exchange Commission (“SEC”) are available on the SEC’s website.

4.04 Chief Executive Office. Provide Bank with reasonable prior written notice of any change of the State of Borrower’s principal place of business at the address shown on page one (1) of this Agreement.

4.05 State of Organization; Legal Name. Provide Bank with forty-five (45) days’ prior written notice of any change in borrower’s name or type of entity or jurisdiction of legal formation.

4.06 Existence. Preserve and maintain Borrower’s legal existence as a business entity and timely file all necessary and appropriate documents and exhibits and pay all appropriate fees and charges in connection therewith.

4.07 Observance of Laws. Conduct Borrower’s business activities in an orderly, efficient and regular manner and comply with all requirements of all applicable state, federal and local laws, rules and regulations.

4.08 Notice to Bank. Promptly give notice to Bank of: (a) the occurrence of any Event of Default; (b) any change in the name or organizational structure of Borrower; (c) any uninsured loss through fire, theft, liability or property damage exceeding any material occurrences; (d) any pending or threatened litigation involving Borrower or any security for the Obligations exceeding any material amount; (e) any event which could have a material adverse effect on the ability of Borrower to continue its business operations in the ordinary course; (f) any change in Borrower’s principal place of business; and (g) any material change in the Property securing the Loan.

4.09 Loan Proceeds. Use all Loan proceeds solely in accordance with Section 1.03 of this Agreement and the provisions of the Loan Documents, unless specifically consented to the contrary by Bank in writing.

4.10 Insurance. Obtain, maintain and keep in force insurance of the types and in such amounts as are satisfactory to Bank, and in no event less than amounts customarily carried in lines of business similar to Borrower’s, including but not limited to, property and casualty, flood, commercial general liability and worker’s compensation insurance, and provide Bank with a schedule or schedules or certificates of insurance form time to time setting forth all insurance then in effect along with copies of all such policies.

4.11 Insurance Notice. The following notice is required by Hawaii law. In this notice, the term “insurance” means any insurance required by Bank

Notice to BORROWER. Borrower may obtain any required insurance from any insurance company which is licensed to do business in Hawaii, subject to Bank’s right to reject a particular insurer for reasonable cause.

4.12 Facilities. Keep all of Borrower’s property and business premises in a good state of repair and condition and make all necessary repairs, renewals and replacements thereto from time to time so that such property and business premises shall be fully and efficiently preserved and maintained, and keep such property and business premises free and clear of all liens, charges or encumbrances except those consented to by Bank in writing, and permit Bank’s authorized representatives to make reasonable inspections of Bank’s property and business premises.

4.13 Taxes and Other Liabilities. Pay and discharge when due all of Borrower’s indebtedness, obligations, assessments and taxes, except such as Borrower may in good faith contest or as to which a bona fide dispute may exist, provided that Borrower has provided evidence satisfactory to Bank regarding Borrower’s ability to pay the disputed items in the event they are determined to be justly due.

4.14 Performance. Perform and comply, in a timely manner, with all terms, conditions, and provisions set forth in this Agreement, the Loan Documents, and all other instruments and agreements between Borrower and Bank. Borrower shall notify Bank immediately in writing of any Event of Default in connection with any agreement.

4.15 Hazardous Materials. Abide at all times by all applicable hazardous material laws, rules and regulations and immediately notify Bank of any claim or threatened claim affecting any property owned, leased or occupied by Borrower.

4.16 Financial Covenants and Ratios. Borrower shall maintain the following standards:

a Minimum Effective Tangible Net Worth. Borrower shall maintain an Effective Tangible Net Worth of net less than $35,000,000.00. Effective Tangible Net Worth is defined as GAAP net worth, less intangible assets.

V. NEGATIVE COVENANTS

For so long as the Commitment or any of the Obligations remains outstanding, the Borrower will not, without the prior written consent of the Bank:

5.1 Continuity of Operations. (a) Engage in any business activities substantially different than those in which Borrower is presently engaged or presently intends to engage in the future; (b) cease operations, liquidate, merge, transfer, acquire or consolidate with any other entity, change its name, dissolve or transfer out of the ordinary course of business; or (c) alter or amend Borrower’s capital structure.

5.2 Business. Materially change the character of Borrower’s current business, or engage in any other type of business substantially different than those in which Borrower is presently engaged or presently intends to engage in the future.

VI. BANK’S RIGHTS UPON DEFAULT

6.01 Events of Default. Each of the following events is an “Event of Default” under this Agreement:

a. The Borrower’s failure to pay within ten (10) days after it becomes due any sum payable to the Bank under the Loan Documents or under any other agreement or note between the Bank and the Borrower, whether now existing or hereafter executed.

b. The dissolution or insolvency of the Borrower.

c. The commencement of any proceeding or the taking of any act by or against the Borrower for any relief under bankruptcy, insolvency or similar laws for the protection of debtors, or for the appointment of a receiver of the business or assets of the Borrower or the Borrower’s inability (or admission of inability) to pay its debts as they become due.

d. Any governmental authority having jurisdiction over the Borrower revokes any authorization or permit (i) materially affecting the Borrower’s ability to repay the Loan, (ii) materially diminishing the value of the Property for the Loan, or (iii) materially diminishing Borrower’s sources of repayment for the Loan.

e. A default occurs in any other agreement between the Borrower and the Bank, and such default remains uncured beyond any applicable grace period.

f. The Borrower’s failure to pay any material debt owed by the Borrower to any person or entity other than the Bank, if such failure results in the acceleration of such debt.

g. Any representation, warranty, or other information made or furnished by the Borrower in respect of the Loan is untrue and materially misleading at the time it is made or given.

h. The Bank reasonably believes there has been a material impairment of or decrease in either the Borrower’s ability to pay or perform the Obligations or the value of the Property given to secure payment of the Obligations, and the Borrower has not remedied such impairment or decrease to the reasonable satisfaction of Bank within thirty (30) days after written notice by Bank.

i. A final judgment (which alone or with other outstanding final judgments) is rendered against the Borrower in an aggregate amount of $1,000,000.00 or more, and each such judgment is not discharged or stayed pending appeal within thirty (30) days after entry of such judgment or is not discharged within thirty (30) days after the expiration of any such stay.

j. Any third party obtains a court order enjoining or prohibiting the Borrower or the Bank from performing any of its respective obligations under the Loan Documents and such order is not discharged within sixty (60) days after its issuance.

k. The Borrower fails to pay when due any amount relating to any plan governed by the Employee Retirement Income Security Act of 1974, as amended.

l. The Borrower shall fail to perform or observe any other material term, covenant, agreement or obligation under this Agreement or any of the other Loan Documents on the part of the Borrower to be performed or observed, and such failure does not constitute an Event of Default under Section 6.01a. through k. above, and any such failure shall remain unremedied after any applicable grace period provided therefor in this Agreement or in the other Loan Documents, or if no such grace period is provided, for a period of thirty (30) days after the earlier of: (i) the date written notice thereof shall have been given by the Bank to the Borrower; or (ii) the date the Borrower should have delivered to the Bank a written notice of such default or Event of Default.

6.02 Bank’s Rights. If an Event of Default shall occur and be continuing the Bank shall have, in addition to any and all other rights and remedies, legal or equitable, available to the Bank under any and all of the Loan Documents or at law, the following additional rights and remedies:

a. The absolute right to deny to the Borrower any further Disbursements (the Bank’s obligation to extend any further credit to the Borrower shall immediately terminate).

b. The right, at the option of the Bank, to declare, without notice, the entire principal amount and accrued interest for the Loan outstanding under this Agreement, plus any fees and charges reasonably incurred by the Bank under any of the Loan Documents, immediately due and payable.

c. The right, at the option of the Bank, to charge interest on any principal amount outstanding under this Agreement at the rate three (3) percentage points above the “Paying Rate” (the “Default Rate”); the “Paying Rate” being the interest rate which would otherwise be applicable with respect to each Loan if the Maturity Date had not occurred or been accelerated; and, with respect to any overdue principal and/or interest from and after the Maturity Date, whether or not by acceleration, to determine the Paying Rate pursuant to Section 1.10a. as if the Maturity Date had been extended to the actual date that payment is made to the Bank.

VII. MISCELLANEOUS

7.01 Further Assurance. From time to time within five (5) Business Days after the Bank’s demand, the Borrower will execute and deliver such additional documents and provide such additional information as may be reasonably requested by the Bank to carry out the intent of this Agreement.

7.02 Enforcement and Waiver by the Bank. The Bank shall have the right at all times to enforce the provisions of the Loan Documents, as they may be amended from time to time, in strict accordance with their terms, notwithstanding any conduct or custom on the part of the Bank in refraining from so doing at any time or times. The failure of the Bank at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of the Loan Documents or as having in any way or manner modified or waived the same. All rights and remedies of the Bank are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

7.03 Expenses of the Bank. The Borrower will, on demand, reimburse to the Bank: (a) all reasonable expenses, including without limitation, all attorneys’ fees incurred by the Bank in connection with the making of the Loans and the preparation of the Loan Documents; and (b) all reasonable expenses, including without limitation, all reasonable attorneys’ fees incurred by the Bank in connection with the amendment, modification or enforcement of the Loan Documents and the collection or attempted collection of the indebtedness evidenced by the Loan Documents, whether or not legal proceedings are commenced. Notwithstanding any of the foregoing, the Bank agrees that the legal expenses associated with the initial establishment of the Loan shall not exceed $10,000.00, plus general excise taxes.

7.04 Notices. Any notices or consents required or permitted by this Agreement or the remainder of the Loan Documents shall be in writing and shall be deemed delivered if delivered in person or if sent by certified mail, postage prepaid, return receipt requested, or by FAX, at the following addresses or FAX numbers noted below, unless such address or FAX number is changed by written notice hereunder:

BORROWER:	BANK:

Hoku Scientific, Inc. 1075 Opakapaka Street Kapolei, Hawaii 96707 PHONE: (808) 682-7800 FAX: (808) 682-7807 Attn: Mr. Darryl Nakamoto	Bank of Hawaii Corporate Hawaii Commercial Banking Center P.O. Box 2900 Honolulu, Hawaii 96846-6000 PHONE: (808) 694-8014 FAX: (808) 694-8301 Attn: Mr. Luke Yeh, Senior Vice President & Manager

7.05 Waiver and Release by the Borrower. To the maximum extent permitted by applicable law, the Borrower:

a. Waives notice and opportunity to be heard, after acceleration of the indebtedness evidenced by the Loan Documents, before exercise by the Bank of the remedy of setoff or of any other remedy or procedure permitted by any applicable law or by any prior agreement with the Borrower, and, except where specifically required by this Agreement or by any applicable law, notice of any other action taken by the Bank.

b. Waives presentment, demand for payment, notice of dishonor, and any and all other notices or demands in connection with the delivery, acceptance, performance, or enforcement of this Agreement, and consents to any extension of time (and even multiple extensions of time for longer than the original term), renewals, releases of any person or organization liable for the payment of the Obligations under this Agreement, and waivers or modifications or other indulgences that may be granted or consented to by the Bank in respect of the Loans and other extensions of credit evidenced by this Agreement.

c. Releases the Bank and its officers, agents, and employees from all claims for loss or damage caused by any act or omission on the part of any of them except willful misconduct.

7.06 Sales and Participations. The Borrower consents to the Bank’s negotiation, offer, and sale to other lenders (each, a “Participant” and collectively, the “Participants”) of the Loan or participating interests in the Loan, to any and all discussions and agreements heretofore or hereafter made between the Bank and any Participant or prospective Participant regarding the interest rate, fees, and other terms and provisions applicable to the Loan, and to the Bank’s disclosure to any Participant or prospective Participant, from time to time, of such financial and other information pertaining to the Borrower and the Loan as the Bank and such Participant or prospective Participant may deem appropriate (whether public or non-public, confidential or non-confidential, and including information relating to any insurance required to be carried by the Borrower and any financial or other information bearing on the Borrower’s creditworthiness and the value of any collateral). Provided, however, that the Bank shall require each Participant to agree and not to further disseminate, publish or disclose any non-public information of Borrower, and to return or destroy such information if Participant does not purchase a participating interest in the Loan. The Borrower acknowledges that the Bank’s disclosure of such information to any Participant or prospective Participant constitutes an ordinary and necessary part of the process of effectuating and servicing the Loan.

7.07 Applicable Law. The substantive laws of the State of Hawaii shall govern the construction of this Agreement and the rights and remedies of the parties hereto.

7.08 Binding Effect. This Agreement shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, and shall be binding on the parties hereto and their respective successors and assigns.

7.09 Merger. This Agreement and the remainder of the Loan Documents constitute the full and complete agreement between the Bank and the Borrower with respect to the Loan, and all prior oral and written agreements (including but not limited to letter agreements), commitments, and undertakings shall be deemed to have been merged into the Loan Documents and such prior oral and written agreements, commitments, and undertakings shall have no further force or effect except to the extent expressly incorporated in the Loan Documents.

7.10 Amendments; Consents. No amendment, modification, supplement, termination, or waiver of any provision of this Agreement or the other Loan Documents, and no consent to any departure by the Borrower therefrom, may in any event be effective unless in writing signed by the Parties, and then only in the specific instance and for the specific purpose given.

7.11 Assignments.

a. The Borrower shall have no right to assign any of its rights or obligations under the Loan Documents without the prior written consent of the Bank.

b. The Bank may sell participations in the Loan, as contemplated by Section 7.06 above, and the Bank may assign the Loan Documents (or the receivables evidenced thereby) to a Federal Reserve Bank or to any other agency or instrumentality of the United States of America to support borrowings of Federal Funds.

7.12 Severability. If any provision of any of the Loan Documents shall be held invalid under any applicable law, such invalidity shall not affect any other provision of the Loan Documents that can be given effect without the invalid provision, and, to this end, the provisions of the Loan Documents are severable.

7.13 Bank’s Right of Setoff; Security Interest in Accounts. At any time, the Bank may set off obligations owed by the Bank to the Borrower (such as balances in checking and savings accounts) against the Obligations, whether or not an Event of Default shall have occurred or shall have been declared, and without first resorting to other collateral. To secure the Obligations, the Borrower grants to the Bank a security interest in all checking, savings, and other deposit accounts now or hereafter maintained by the Borrower with the Bank.

7.14 Time is of the Essence. Time is of the essence under and in respect of this Agreement.

7.15 Headings. The headings of the various provisions of this Agreement are inserted for convenience of reference only and shall not affect the meaning or construction of any provision.

7.16 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original instrument and all of which shall together constitute one and the same agreement.

7.17 Jury Waiver. Bank and Borrower hereby waive trial by jury in any action, proceeding, claim, or counterclaim, whether in contract or tort, at law or in equity, arising out of or in any way related to this Agreement or any of the Loan Documents.

7.18 Indemnification. Whether or not the transactions contemplated hereby shall be consummated: the Borrower shall pay and indemnify and hold harmless the Bank, and its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including all fees and disbursements of counsel, the allocated costs of internal legal services, and disbursements of internal legal counsel) of any kind or nature whatsoever (except for such Indemnified Person’s own gross negligence, willful misconduct or failure to comply with the Loan Documents) with respect to and to the extent arising from the Borrowers’ execution, delivery, enforcement or performance of this Agreement and any other Loan Documents, or the Borrower’s use of the proceeds of the Loan, or arising from the action or failure to act of the Borrower, or its officers, directors, employees, counsel, agents or attorneys-in-fact.

VIII. DEFINITIONS

8.0 Base Rate Loan shall mean any Loan bearing interest at a rate based on the Base Rate.

8.1 Business Day shall have the meaning given in Section 1.11c.

8.2 Closing Date shall have the meaning given in Section 2.01.

8.3 Commitment shall have the meaning given in Section 1.02.

8.4 Default Rate shall have the meaning given in Section 6.02c.

8.5 Effective Date shall have the meaning given in the first paragraph of this Agreement.

8.6 Eurodollar Reserve Requirement shall mean, with respect to each LIBOR Loan for any day, the then aggregate maximum effective rates per annum (expressed as a percentage), as determined solely by the Agent (which determination shall be final, conclusive and binding on all of the parties hereto, absent manifest error), of the reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) imposed pursuant to Regulation D by the Board of Governors of the Federal Reserve System or otherwise by any other Governmental Authority having jurisdiction with respect thereto on “Eurocurrency Liabilities” of any Bank, having a maturity equal to the term of the applicable LIBOR Interest Period.

8.7 Event of Default shall have the meaning given in Section 6.01.

8.8 GAAP shall mean generally accepted accounting principles consistently applied.

8.9 Interbank Eurodollar Index Rate means the rate per annum (expressed as a percentage), at which leading banks, as determined by the Agent, are offered deposits in United States Dollars in the London interbank Eurodollar market as of 11:00 a.m., London time, on the day which is two LIBOR Business Days prior to the beginning of the term of a LIBOR Loan or the LIBOR Interest Period applicable thereto, for delivery in immediately available funds on the first day of the term of such LIBOR Loan or such LIBOR Interest Period, in an amount equal to the then outstanding principal amount of such LIBOR Loan and for a period equal to the term of such LIBOR Interest Period.

8.10 Legal Entity shall have the meaning given in Section 2.01a.iii.

8.11 LIBOR shall mean, for each LIBOR Interest Period, a rate (rounded to the nearest 0.001%) computed pursuant to the following formula and adjusted as of the date of any change in the Eurodollar Reserve Requirements:

Interbank Eurodollar Index Rate x 100
100% - Eurodollar Reserve Requirement.

8.12 LIBOR Interest Period shall mean, with respect to each LIBOR Loan, an Interest Period consisting of 1, 2 or 3 months as designated by the Borrowers in accordance with Section 1.06(a)(5) hereof.

8.13 LIBOR Loan shall mean any Loan bearing interest at a rate based on LIBOR.

8.14 Loan shall have the meaning given in Section 1.01.

8.15 Loan Documents shall have the meaning given in Section 1.12.

8.16 Maturity Date shall have the meaning given in Section 1.01.

8.17 Note shall have the meaning given in Section 1.12.

8.18 Notice of Borrowing shall have the meaning given in Section 1.07.

8.19 Obligations shall have the meaning given in Section 1.13.

8.20 Participant(s) shall have the meaning given in Section 7.06.

8.21 Paying Rate shall have the meaning given in Section 6.02c.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Borrower and the Bank have duly executed this Agreement.

BANK OF HAWAII, a Hawaii corporation

By	/s/ Luke Yeh
Name: Luke Yeh
Title: Senior Vice President

Bank

HOKU SCIENTIFIC, INC., a Delaware corporation

By	/s/ Darryl Nakamoto
Name: Darryl Nakamoto
Title: CFO

Borrower

EXHIBIT A

All of that certain parcel of land situate at Honouliuli, District of Ewa, City and County of Honolulu, Island of Oahu, State of Hawaii, more particularly described as follows:

LOT 8004, area 2.283 acres, more or less, as shown on Map 645, filed in the Office of the Assistant Registrar of the Land Court to the State of Hawaii with Land Court Application No. 1069 of the Trustees under the Will and of the Estate of James Campbell, Deceased;

Together with access across Lots 8030 and 8032, as shown on Map 645, as set forth by Land Court Order No. 112041, filed June 4, 1993;

Together also with a nonexclusive easement over Lot 70-C-1 and 84-A-2-A, as shown on Map 229, and Lot 172-C and 424-C, as shown on Map 132, as granted by GRANT OF NONEXCLUSIVE EASEMENT (VEHICULAR ACCESS), dated December 13, 2001, filed as Land Court Document No. 2761270; and subject to the terms and provisions contained therein;

-Note:-
Lot 424-C, as shown on Map 132, Lot 425-C-1, as shown on Map 373, Lots 3801-A-2 and 3801-A-3, as shown on Map 907, consolidated and resubdivided into Lots 14281, 14282, 14283, 14284 and 14285, as shown on Map 1118, as set forth by Land Court Order No. 146000, filed May 22, 2002.

Being land(s) described in Transfer Certificate of Title No. 720,871 issued to HOKU SCIENTIFIC, INC., a Hawaii corporation.

BEING THE PREMISES ACQUIRED BY KAPOLEI BUSINESS PARK II LIMITED WARRANTY DEED WITH USE RESTRICTIONS, COVENANTS AND RESERVATIONS OF RIGHTS

GRANTOR	:	KBP LAND PARTNERS, LLC, a Delaware limited liability company

GRANTEE	:	HOKU SCIENTIFIC, INC., a Hawaii corporation
DATED	:	October 18, 2004

FILED	:	Land Court Document No. 3182173

SUBJECT, HOWEVER, TO:

1.	SETBACK (25 feet wide)

SHOWN	:	on Map 645, as set forth by Land Court Order No. 112041, filed June 4, 1993

EXHIBIT A

2.	DESIGNATION OF EASEMENT "5114"

PURPOSE	:	electrical
SHOWN	:	on Map 737, as set forth by Land Court Order No. 118818, filed November 28, 1994

3.	The terms and provisions contained in the following:

INSTRUMENT	:	KAPOLEI BUSINESS PARK DECLARATION OF CONDITIONS, COVENANTS AND RESTRICTIONS

DATED	:	May 28, 1993
FILED	:	Land Court Document No. 2030298

Said above Declaration was amended and/or supplemented by the following instruments:

(A)	dated April 22, 1994, filed as Land Court Document No. 2143431.

(B)	dated November 6, 2000, filed as Land Court Document No. 2662803.

(C)	dated May 3, 2004, filed as Land Court Document No. 3113276.

(D)	dated June 3, 2004, filed as Land Court Document No. 3118507.

(E)	dated June 3, 2004, filed as Land Court Document No. 3118512.

(F)	dated February 14, 2005, filed as Land Court Document No. 3230994.

The Declarant's interest, by mesne assignments, was assigned to LV KAPOLEI 54, LLC, a Delaware limited liability company, by instrument dated April 2, 2007, filed as Land Court Document No. 3583668.

4.	GRANT

TO	:	HAWAIIAN ELECTRIC COMPANY, INC. and GTE HAWAIIAN TELEPHONE COMPANY INCORPORATED, now known as HAWAIIAN TELCOM, INC.

DATED	:	March 21, 2000
FILED	:	Land Court Document No. 2621916
GRANTING	:	a perpetual right and easement over said Easement "5114"

EXHIBIT A

5.	The terms and provisions contained in the following:

INSTRUMENT	:	TRUSTEES LIMITED WARRANTY DEED WITH USE RESTRICTIONS, COVENANTS AND RESERVATION OF RIGHTS (KAPOLEI BUSINESS PARK)

DATED	:	January 2, 2002
FILED	:	Land Court Document No. 2766591

6.	The terms and provisions contained in the following:

INSTRUMENT	:	KAPOLEI BUSINESS PARK LIMITED WARRANTY DEED WITH USE RESTRICTIONS, COVENANTS AND RESERVATION OF RIGHTS

DATED	:	June 3, 2004
FILED	:	Land Court Document No. 3118515

The foregoing includes, but is not limited to, matters relating to permitted use, water rights, and reservation of drainage easements, conduits and sewer line easements.

7.	The terms and provisions contained in the following:

INSTRUMENT	:	KAPOLEI BUSINESS PARK II LIMITED WARRANTY DEED WITH USE RESTRICTIONS, COVENANTS AND RESERVATION OF RIGHTS

DATED	:	October 18, 2004
FILED	:	Land Court Document No. 3182173

The foregoing includes, but is not limited to, matters relating to permitted use, water rights, and reservation of rights.

8.	DESIGNATION OF EASEMENT "9204"

PURPOSE	:	utility and waterline
SHOWN	:	on Map 1336, as set forth by Land Court Order No. 171077, filed June 27, 2007

9.	GRANT

TO	:	CITY AND COUNTY OF HONOLULU, a municipal corporation of the State of Hawaii, and the BOARD OF WATER SUPPLY, City and County of Honolulu

DATED	:	December 15, 2006
FILED	:	Land Court Document No. 3624845
GRANTING	:	an easement over said Easement "9204"

END OF EXHIBIT A
Tax Map Key No.: (1) 9-1-075-009

EXHIBIT A

Exhibit “B”

Notice of Borrowing

Date: ____________________, 2008

To:	Bank of Hawaii Corporate Banking P.O. Box 2900 Honolulu, HI 96846 Fax: 694-8301

Subject:	Credit Agreement dated _____________________, 2008

The Borrower hereby requests and confirms the following instructions therefor (capitalized terms not defined herein shall have the respective meanings assigned in the Credit Agreement):

REQUEST FOR NEW LOAN

Disbursement Date: ___________________________

Principal Amount: ___________________________

☐ Base Rate Borrowing

☐ LIBOR Borrowing Interest Period

___ 1 Month
___ 2 Months
___ 3 Months

Method of drawing:

☐ Credit to Deposit Account No. _____________________ maintained with the Bank.

☐ Wire funds to:

ABA No.: ______________________________
Credit Account No.: ______________________
Special Instructions: _____________________________________________
 _____________________________________________
 _____________________________________________

REQUEST CHANGE IN INTEREST RATE OPTION:

EXHIBIT B

Disbursement Date:            ___________________________

Principal Amount:              ___________________________

Rollover/Change Date:     ___________________________

☐ LIBOR Borrowing Rollover

☐ Conversion from Base Rate Borrowing to LIBOR Borrowing

☐ Conversion from LIBOR Borrowing to Base Rate Borrowing

LIBOR Borrowing Interest Period

___ 1 Month
___ 2 Months
___ 3 Months

The Borrower hereby certifies as follows:
1. The representations and warranties of the Borrower contained in Article III of the Credit Agreement are true and correct on and as of the date hereof, with the same force and effect as if made on Such date.

2. As of the date hereof, no event has occurred and is continuing that: (a) constitutes an Event of Default under the Credit Agreement; or (b) with the giving of notice or passage of time, or both, would constitute an Event of Default. The Borrower has observed and performed all of Borrower’s covenants and other agreements, and satisfied every condition, contained in the Credit Agreement and in the other Loan Documents, to be observed, performed or satisfied by Borrower.

HOKU SCIENTIFIC, INC.

By
Its:

EXHIBIT B

Exhibit “C”

Promissory Note

Not to Exceed $3,480,000.00	________________, 2008

The undersigned (the “Borrower”) promises to pay to the order of BANK OF HAWAII, a Hawaii corporation (the “Bank”) the principal amount which shall not exceed THREE MILLION FOUR HUNDRED EIGHTY THOUSAND AND NO/100 DOLLARS ($3,480,000.00), or so much thereof as shall have been disbursed by Bank and may remain outstanding, together with interest on outstanding balances of principal in accordance with and under the terms of that certain Credit Agreement of even date, between Bank and Borrower, relating to the Loan therein described and all modifications and amendments thereto.

The Borrower waives presentment, demand for payment, notice of dishonor, and any and all other notices or demands in connection with the delivery, acceptance, performance or enforcement of this Note, and consents to any extension of time (and even multiple extensions of time for longer than the original term), renewals, releases of any person or organization liable for the payment of this Note, and waivers or modifications or other indulgences that may be granted or consented to by the Bank with respect to the Loan evidenced by this Note.

HOKU SCIENTIFIC, INC.,
a Delaware corporation

By
Name:
Title:

Borrower

EXHIBIT C